Exhibit 99.1

Sevion Therapeutics Presents Results of SNS01-T Phase 1b/2a Dose Escalation Study at ASH Annual Meeting

SAN DIEGO, CA – December 8, 2014 – Sevion Therapeutics (OTCQB: SVON), a biopharmaceutical company which discovers, develops and acquires next-generation biologics for the treatment of cancer and immunological diseases, today announced the presentation of results from the Company’s Phase 1b/2a clinical trial of SNS01-T for the treatment of multiple myeloma and lymphoma. The results were presented in a poster session titled “Lymphoma: Therapy with Biologic Agents, excluding Pre-Clinical Models: Poster III” at the 56th American Society of Hematology (ASH) Annual Meeting and Exposition in San Francisco.

The study, “Mature Results of a Phase 1-2 Open-Label, Dose-Escalation Study of Intravenous SNS01-T in Patients with Relapsed or Refractory B Cell Malignancies,” was an open-label, multiple-dose, dose-escalation study to evaluate the safety and tolerability of SNS01-T when administered by intravenous infusion to patients with relapsed or refractory multiple myeloma, mantle cell (MCL) or diffuse large B-cell lymphoma (DLBCL). The primary objective of the study was to evaluate safety and tolerability. Secondary objectives included pharmacokinetics, tumor response markers, and time to relapse or progression.

Of 22 patients treated, 14 patients were evaluable for dose limiting toxicity. Of four dose cohorts tested, the maximum tolerated dose was determined to be the third dose group, at 0.2 mg/Kg. The most frequent adverse events were fatigue, infusion reaction, nausea, thrombocytopenia and chills, with no treatment related deaths. Two dose limited toxicities were observed in the fourth dose group (0.375 mg/Kg), including Grade 4 infusion reaction and Grade 4 neutropenia. Potential treatment effects were observed in cohorts 3 and 4, with a 44% reduction in sum of product of tumor diameter in 1 of 3 lymphoma patients lasting 30 weeks; a 15% and 33% reduction in serum and urine monoclonal proteins (SPEP and UPEP), and a 19% free light chain (FLC) ratio decrease lasting 10 weeks in one of two patients with multiple myeloma enrolled in cohort 3; and a 21-30% UPEP reduction and 0-42% FLC ratio decrease lasting 3 to 6 weeks in 2 of 6 evaluable patients with multiple myeloma in cohort 4.

“Modulation of Factor 5A has the potential to regulate programmed cell death and improve patient outcomes in B-cell Lymphoma and other cancers,” said Ronald Martell, CEO of Sevion. “While we assess a path forward for SNS01-T, we will continue to focus our resources on our novel antibody technologies.”

About Sevion Therapeutics

Sevion Therapeutics is a biopharmaceutical company building and developing a portfolio of innovative therapeutics, from both internal discovery and acquisition, for the treatment of cancer and immunological diseases. The Company’s product candidates are derived from multiple key proprietary technology platforms: cell-based arrayed antibody discovery, ultralong antibody scaffolds and Chimerasome nanocages. Sevion has leveraged these technologies to build a pipeline of innovative product candidates. For more information, please visit SevionTherapeutics.com.

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Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to integrate the Fabrus science and operations, including the rebranding of the Company as Sevion Therapeutics; the Company’s ability to continue as a going concern; the ability of the Company to consummate additional financings; the development of the Company’s gene and antibody technology; the approval of the Company’s patent applications; the current uncertainty in the patent landscape surrounding small inhibitory RNA and the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance; and the quotation of the Company’s common stock on an over-the-counter securities market, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

For Investors:

David Pitts, Argot Partners

(212) 600-1902

sevion@argotpartners.com

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